UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Lowell, Massachusetts

January 16, 2019

Dear Stockholders:

You are cordially invited to attend the MACOM Technology Solutions Holdings, Inc. 2019 Annual Meeting of Stockholders on Thursday, February 28, 2019 at 3:00 p.m. (Eastern Time). The meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824. Our board of directors has fixed the close of business on January 7, 2019 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting of our stockholders and any adjournments thereof.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the annual meeting, including proposals for the election of directors (Proposal 1), an advisory vote to approve our executive compensation (Proposal 2), an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3) and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2019 (Proposal 4).

Our board of directors recommends that you vote FOR each of the director nominees set forth in Proposal 1, FOR Proposals 2 and 4 and vote to conduct an advisory vote on our executive compensation every three years with respect to Proposal 3. Each proposal is described in more detail in our Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you are eligible to do so, even if you have previously submitted your vote.

Sincerely,

John Croteau

President and Chief Executive Officer

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 28, 2019

The 2019 Annual Meeting of Stockholders of MACOM Technology Solutions Holdings, Inc. (the “Annual Meeting”) will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, February 28, 2019 at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect the three Class I directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2022 Annual Meeting of Stockholders;

2.	To conduct an advisory vote approving the compensation of our named executive officers for fiscal year 2018;

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2019; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 7, 2019 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

In accordance with Securities and Exchange Commission rules, on or about January 16, 2019, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on the Record Date.

Our stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Ambra R. Roth
Vice President, General Counsel and Secretary

Lowell, Massachusetts

January 16, 2019

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on February 28, 2019

This Proxy Statement and our Annual Report are available at: www.proxyvote.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

100 Chelmsford Street

Lowell, MA 01851

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of MACOM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), on or about January 16, 2019, we sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet to the holders of record and beneficial owners of our common stock as of the close of business on January 7, 2019 (the “Record Date”).

The Annual Meeting will be held at the Radisson Hotel, located at 10 Independence Drive, Chelmsford, Massachusetts 01824, on Thursday, February 28, 2019 at 3:00 p.m. (Eastern Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and our current named executive officers for fiscal year 2018 and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Stockholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 65,372,185 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our stockholders, the holders of our common stock are entitled to one vote per share of common stock held by them. Holders of our common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, trust, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy or letter from your broker, trust, bank or other nominee.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of the three Class I directors nominated by our board of directors and named in the accompanying proxy materials to serve until the 2022 Annual Meeting of Stockholders;

2.	An advisory vote approving the compensation of our named executive officers for fiscal year 2018;

3.	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2019; and

5.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

What are the Board’s recommendation?

Proposal	Board Recommendation
1. Election of Directors	For all Nominees

2. The approval, on an advisory basis, of the compensation paid to our named executive officers;	For

3. The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers; and	Once every three years

4. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2019.	For

How do I vote?

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, trust, bank or other nominee may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All stockholders of record as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy or letter from your broker, trust, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851, Attn: General Counsel, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting or (c) attending the Annual Meeting and voting in person. Stockholders of record may send a request for a new proxy card via e-mail to sendmaterial@proxyvote.com, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Stockholders of record may also request a new proxy card by calling 1-800-579-1639.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

With respect to Proposal 1, the election of directors, each of the three Class I director nominees receiving the largest number of votes will be elected. With respect to Proposals 2 and 4, the affirmative vote of a majority of the votes cast on the matter is required for the proposal to be approved. With respect to Proposal 3, the frequency of future advisory votes on named executive officer compensation, we will consider the alternative receiving the greatest number of votes – one, two or three years – to be the frequency that stockholders approve. Abstentions and broker non-votes are not counted as votes in favor of or against any proposal.

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. The proposal on ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker will be entitled to exercise discretion to vote your shares on the proposal to ratify the appointment of our independent registered public accounting firm, but your broker may not exercise discretion to vote on the other proposals. Broker non-votes are not counted as votes in favor of or against any proposal.

What are the requirements for admission to the Annual Meeting?

Only stockholders of record and persons holding proxies from stockholders of record may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of photo identification, such as a valid driver’s license or passport, to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares and a valid form of photo identification. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the brokers, trusts, banks and other nominees, will reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to stockholders of record as of the Record Date. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will we announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results become available.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of January 16, 2019, the board of directors was composed of eight members, divided into three classes as follows:

•	Class I directors: Peter Chung, Geoffrey Ribar and Gil Van Lunsen, whose current terms will expire at this Annual Meeting;

•	Class II directors: Charles Bland, Stephen Daly and Susan Ocampo, whose current terms will expire at our annual meeting of stockholders to be held in 2020; and

•	Class III directors: John Ocampo and John Croteau, whose current terms will expire at our annual meeting of stockholders to be held in 2021.

If elected at the Annual Meeting, Messrs. Chung, Ribar and Van Lunsen will serve until the 2022 Annual Meeting of Stockholders, until their respective successor is duly elected and qualified, or until their earlier death, resignation or removal. Proxies will be voted in favor of Messrs. Chung, Ribar and Van Lunsen unless the stockholder indicates otherwise on the proxy. Messrs. Chung, Ribar and Van Lunsen have each consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if any nominee becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

The Board of Directors Recommends a Vote “FOR”

Each of the Class I Director Nominees.

Director Biographies

Below sets forth information concerning members of our board of directors as of January 16, 2019.

Class I Director Nominees for Election to a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

Peter Chung, age 51, is a Class I director who has served as a director since December 2010. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., which he joined in August 1994. Mr. Chung currently serves as a director and the chairman of the compensation committee of A10 Networks, Inc., a provider of application networking technologies, and as a director and chairman of the nominating and corporate governance committee of Acacia Communications, Inc., a provider of high-speed coherent optical interconnect products. Mr. Chung has also served as a director of numerous other public companies, including, most recently, Ubiquiti Networks, Inc. (“Ubiquiti”), from March 2010 to October 2013, NightHawk Radiology Holdings, Inc. (“NightHawk”), from March 2004 to December 2010, SeaBright Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and general liability insurance, from October 2003 to May 2010, and Sirenza Microdevices, Inc. (“Sirenza”) from October 1999 to April 2006. Mr. Chung also serves as a director of several privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University. Mr. Chung is an experienced investor in market-leading growth companies. He contributes broad-based knowledge and experience in business strategy, capital markets and the communications technology and semiconductor industries. Mr. Chung provides valuable insight to our board of directors on all matters facing us, from operational to strategic.

Geoffrey G. Ribar, age 60, is a Class I director who has served as a director since March 2017. Mr. Ribar served as Senior Vice President and Chief Financial Officer of Cadence Design Systems, Inc. (“Cadence”), a provider of system design tools, software, intellectual property and services, from November 2010 to September 2017, and acted as a senior advisor to Cadence until his retirement in March 2018. Previously, he served as Chief Financial Officer for a number of semiconductor companies, including Telegent Systems, Inc., SiRF Technology, Inc., Asyst Technology, Inc., Matrix Semiconductor, Inc. and nVidia Corporation. Mr. Ribar also serves as a director of Aquantia Corp., a provider of high-speed communications integrated circuits for Ethernet connectivity, and as a director of Everspin Technologies Inc., a developer and manufacturer of discrete and embedded Magnetoresistive RAM (MRAM) and Spin-Torque MRAM (ST-MRAM) technologies. He received his B.S. degree in chemistry, and an M.B.A. from the University of Michigan. Mr. Ribar provides our board of directors with financial and accounting expertise based on his experience as a chief financial officer, as well as semiconductor industry expertise in areas ranging from global finance and mergers and acquisitions to investor relations.

Gil Van Lunsen, age 76, is a Class I director who has served as a director since August 2010. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG LLP and was elected partner in 1977. Mr. Van Lunsen is currently a member of the board of directors at Array Biopharma Inc., a biopharmaceutical company. He serves on the audit committee and was its chairman from 2002 until 2018. He served as a director and the chairman of the audit committee of ONEOK Partners, L.P., a natural gas gathering, processing, storage and transportation provider and its predecessor entities from 2005 until his retirement in 2015. Previously, Mr. Van Lunsen served as a director of Sirenza and was chairman of its audit committee from October 2003 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver. Mr. Van Lunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP and the audit committee chairman at other public companies in our industry and others, provides valuable leadership and insights to our board of directors on accounting, financial and governance matters. Having served as a director of Sirenza, Mr. Van Lunsen has also developed strong domain knowledge of the operational and financial issues facing our Company and our industry.

Directors Not Standing for Election at the Annual Meeting

John Ocampo, age 59, is a Class III director who has served as a director and as the Chairman of the board of directors since our inception in March 2009. Mr. Ocampo has also served as President of GaAs Labs, LLC (“GaAs Labs”), a private investment fund targeting the communications semiconductor market, since co-founding it in February 2008. Previously, Mr. Ocampo co-founded Sirenza, a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets in 1984, served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007, and served in a number of senior executive roles throughout that period, most recently as its Chairman from December 1998 through November 2007. Mr. Ocampo also served as a director of RFMD from November 2007 to November 2008. From October 2010 to October 2013, Mr. Ocampo served as a director of Ubiquiti, a developer of networking technology for service providers and enterprises. Mr. Ocampo also serves as a director of various privately-held companies. Mr. Ocampo holds a B.S.E.E. from Santa Clara University. Mr. Ocampo’s strategic vision, developed over more than 30 years successfully leading public and private companies in the RF semiconductor and component industry, is a unique asset to our board of directors. His engineering background and extensive knowledge of our operations, markets and technology provides our board of directors with important insights. We also believe that having our largest stockholder (together with Mrs. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

Charles Bland, age 70, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. Mr. Bland served as our Chief Executive Officer from February 2011 to December 2012, and was employed by us in a transitional capacity following his retirement from service as our Chief Executive Officer through May 2013. Mr. Bland previously served as our Chief Operating Officer from June 2010 to February 2011. From April 2007 through December 2010, Mr. Bland served as a director and as the chairman of the audit committee of NightHawk, a provider of teleradiology services.

During 2009, Mr. Bland served as the Chief Financial Officer of American Gaming Systems, a privately-held designer, manufacturer and operator of gaming machines. Mr. Bland served as the Chief Financial Officer of Sirenza, from July 2005 through its sale to RFMD in November 2007, and also as its Chief Operating Officer from May 2003 until July 2005. Mr. Bland received his B.S. in Accounting and Finance from The Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. Mr. Bland’s qualifications to serve as a director include his detailed knowledge of our business, operations, senior leadership, and strategic opportunities and challenges based on his prior service as our Chief Executive Officer and Chief Operating Officer. In addition, Mr. Bland’s extensive experience in a variety of executive roles at public companies in our industry, his executive experience in other industries, and his prior experience as a public company director and audit committee chair allow him to bring a broad and diverse perspective to our board of directors. His prior Chief Financial Officer and audit committee experience have provided him expertise with accounting principles and financial reporting rules and regulations, in evaluating financial results and in generally overseeing the financial reporting process.

John Croteau, age 57, is a Class III director who has served as our Chief Executive Officer and as a director since December 2012, and as our President since October 2012. Mr. Croteau joined us from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he served as the Senior Vice President and General Manager of its High-Performance RF business from May 2008 to October 2012. For three of those years, Mr. Croteau also managed NXP’s Power & Lighting Solutions business. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including General Manager for ADI’s Convergent Platforms and Services Group as well as product line director for the Integrated Audio Group. Mr. Croteau holds a B.S. in Engineering Science and Mechanics from Penn State University. Mr. Croteau’s qualifications to serve as a director include his unique perspective and insights into our operations as our current President and Chief Executive Officer, including his knowledge of our products, technologies, business relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges. Our board of directors also benefits from Mr. Croteau’s industry perspective, stemming from his broad experience in a variety of executive roles at public semiconductor companies.

Stephen G. Daly, age 53, is a Class II director who has served as a director since March 2015. From January 2004 through March 2013, Mr. Daly served as the President of Hittite Microwave Corporation (“Hittite”), a provider of analog and mixed signal integrated circuits, modules and subsystems for commercial and military RF, microwave and millimeterwave applications. Mr. Daly also served as Hittite’s Chief Executive Officer from December 2004 through March 2013. He served as a member of Hittite’s board of directors from January 2004 through May 2013, and as its chairman from December 2005 through March 2013. From 1996 to 2004 he was employed in other application engineering, marketing and sales roles at Hittite. Mr. Daly also serves as a director of a privately-held company. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. Mr. Daly’s depth and breadth of expertise in the analog and mixed signal semiconductor industry and prior experience serving on the board of directors of a public company in our industry contributes valuable perspective and insight to our board of directors.

Susan Ocampo, age 60, is a Class II director who has served as a director since June 2016, and previously served as a director from December 2010 to February 2016. She has also served as Vice President, Secretary and Treasurer of GaAs Labs, since co-founding it in February 2008. Previously, Mrs. Ocampo co-founded Sirenza in 1984. Mrs. Ocampo served as Sirenza’s Treasurer from November 1999 through its sale to RFMD in November 2007. Mrs. Ocampo holds a B.A. from Maryknoll College. Mrs. Ocampo’s extensive experience investing and serving in financial leadership roles with semiconductor companies strengthens our board of director’s oversight of our enterprise risk management, treasury functions and internal financial controls. We also believe that having our largest stockholder (together with Mr. Ocampo and their affiliates) on the board of directors assists the board in making decisions aimed at increasing stockholder value over the long term.

There are no family relationships among any of our directors or executive officers, other than Mr. Ocampo, the Chairman of the board of directors, and Mrs. Ocampo, a director, who are married to each other.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written or electronic consent from time to time. During fiscal year 2018, including telephonic meetings, our board of directors held seven meetings, the audit committee held eight meetings, the compensation committee held five meetings and the nominating and governance committee held one meeting. From time to time during fiscal year 2018, our directors who are “independent” according to the rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market (“Nasdaq”) also met separately in executive sessions at which only independent directors were present.

During fiscal year 2018, each member of the board of directors attended 75% or more of the aggregate number of meetings of the board and committees on which he or she served. We encourage, but do not require, our directors and nominees for director to attend our annual meeting of stockholders in person or telephonically. Four of our directors attended our 2018 Annual Meeting of Stockholders held in March 2018.

Director Independence

Our board of directors has reviewed its composition, the composition of its committees and the independence of each member of our board of directors during fiscal year 2018. Based on information requested from and provided by each director concerning his or her background, employment and affiliates, our board of directors has determined that Messrs. Bland, Chung, Daly, Ribar and Van Lunsen qualify as “independent” according to the rules and regulations of the SEC and the Nasdaq listing requirements and rules. As of January 16, 2019, Messrs. Ocampo and Croteau are not independent according to the rules and regulations of the SEC and the listing requirements and rules of Nasdaq because they are our employees, and Mrs. Ocampo is not independent because she is the spouse of one of our executive officers.

The listing requirements and rules of Nasdaq require that, subject to certain exemptions, the board of directors of a listed company be comprised of a majority of independent directors, that the compensation, nominating and governance and audit committees of such listed company be comprised solely of independent directors, that the compensation committee be comprised of at least two independent directors, and that the audit committee be comprised of at least three independent directors. As of January 16, 2019, the composition of our board of directors and its committees satisfied all such requirements.

Board Leadership Structure

Our board of directors does not currently have a policy as to whether the offices of Chairman of the board of directors and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. The board of directors believes that its current leadership structure, with Mr. Ocampo serving as Chairman of the board of directors and Mr. Croteau serving as Chief Executive Officer, is appropriate because it enables the board of directors as a whole to engage in oversight of management, promote communication between management and the board of directors and oversee governance matters and risk management activities, while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Ocampo and Croteau as a result of their extensive experience in the semiconductor industry.

Risk Oversight

The board of directors oversees our risk management activities. The board of directors implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full board of directors. The audit committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The audit committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The compensation committee oversees risks relating to our compensation plans and programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The compensation committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. Each committee reports on its activities to the full board of directors from time to time. This enables the board of directors and its committees to coordinate their respective risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation and nominating and governance. The board of directors has adopted a written charter for each standing committee, each of which may be accessed on the Investor Relations section of our website at http://ir.macom.com/governance-documents. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

Our audit committee consists of Messrs. Bland, Daly, Ribar and Van Lunsen, with Mr. Ribar serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of our financial statements. Our audit committee also evaluates the independent auditor’s qualifications, independence and performance; engages and provides for the compensation of the independent auditor; establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; reviews our annual audited financial statements; reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; oversees our financial risk assessment and management programs; reviews our information security and technology risks (including cybersecurity), including our information security and risk management programs; and reviews related person transactions that are required to be disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Ribar and Van Lunsen is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Messrs. Chung, Daly and Van Lunsen, with Mr. Chung serving as Chair. Our compensation committee oversees our compensation plans, policies and programs for our executive officers and our board of directors. The compensation committee is also responsible for overseeing our equity compensation and other employee benefit plans, and for reviewing our Compensation Discussion and Analysis. The compensation committee also oversees our submissions to stockholders on executive compensation matters, including stockholder advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans and engagement with proxy advisory firms and other stockholder groups on executive compensation matters. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC, Nasdaq and Section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make grants of equity-based compensation to eligible non-officer employees, subject to compliance with applicable laws. For additional discussion of the processes and procedures the compensation committee has used to determine executive officer compensation please refer to the section entitled, “Named Executive Officer Compensation, Compensation Discussion and Analysis – How We Set Executive Compensation.”

During fiscal year 2018, our compensation committee engaged Radford Consulting (“Radford”), a compensation consultant, and reviewed certain survey data and analyses regarding executive and non-employee director compensation compiled by Radford in connection with setting executive compensation. Please see “Director Compensation” and “Named Executive Officer Compensation, Compensation Discussion and Analysis” for further description of the services and data provided by Radford. Prior to continuing Radford’s engagement, the compensation committee considered the independence of Radford in accordance with the terms of its charter. The committee determined that Radford was independent and did not identify any conflicts of interest with respect to Radford.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Bland, Chung and Van Lunsen, with Mr. Bland serving as Chair. The nominating and governance committee is responsible for identifying individuals qualified to become members of our board of directors, receiving and reviewing nominations for such qualified individuals, making recommendations regarding candidates to serve on our board of directors and overseeing evaluations of the board of directors and its committees. In making recommendations regarding board candidates, the nominating and governance committee will consider desired board member qualifications, expertise, diversity and characteristics. In addition, the nominating and governance committee is responsible for making recommendations concerning governance matters. The nominating and governance committee is also responsible for reviewing and making recommendations concerning the structure and function of the committees of our board of directors, after consultation with the applicable committee chairs, and for reviewing any stockholder proposals relating to governance matters and our response to such proposals. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the applicable Nasdaq listing rules.

Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our stockholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Stockholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our stockholders in connection with the Annual Meeting.

The nominating and governance committee may rely on recommendations from a number of sources when identifying potential director candidates, including recommendations from current directors and officers. The committee may hire outside consultants, search firms or other advisors to assist in identifying director candidates.

When evaluating a candidate for director, the nominating and governance committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and strategic, business and industry experience, which are likely to enhance the board of directors’ ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the nominating and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the board of directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The nominating and governance committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the nominating and governance committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

DIRECTOR COMPENSATION

2018 Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors during fiscal year 2018. Our employee directors, Messrs. Ocampo and Croteau, did not receive any additional compensation for their services as directors during fiscal year 2018. Mr. Croteau’s compensation is included with that of our other named executive officers in “2018 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)

Charles Bland	65,000	129,997(2)	—	194,997

Peter Chung	65,000	129,997(2)	—	194,997

Stephen Daly	62,500	129,997(2)	—	192,497

Susan Ocampo	45,000	—	—	45,000

Geoffrey Ribar	55,000	129,997(2)	—	184,997

Gil Van Lunsen	77,500	129,997(2)	—	207,497

(1)

The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted in fiscal year 2018 to our non-employee directors, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 18 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018. As of September 28, 2018, Messrs. Bland, Chung, Daly, and Van Lunsen each held unvested restricted stock units representing 6,086 shares of our common stock, Mr. Bland held outstanding stock options with respect to 10,500 shares of our common stock, and Mr. Ribar held unvested restricted stock units with respect to 8,621 shares of our common stock.

(2)

On March 2, 2018, we granted each of Messrs. Bland, Chung, Daly, Ribar and Van Lunsen an annual restricted stock unit award representing 6,086 shares of our common stock for their services as directors during fiscal year 2018. Mrs. Ocampo has not been granted any equity-based compensation from the Company in respect of her service as a director.

Our non-employee directors are compensated under our non-employee director compensation program as described below. Our compensation program for our non-employee directors has two elements: cash compensation and equity-based compensation. Given her substantial holdings of our common stock, to date we have not granted equity-based compensation to Mrs. Ocampo for her service as a director.

Cash Compensation. The cash component of our non-employee director compensation program is as follows:

•	a $45,000 annual cash retainer for each non-employee director;

•

an additional annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee and $5,000 for each member of the nominating and governance committee, in each case, other than the chair of such committee; and

•

an additional annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and governance committee.

These cash payments are calculated and paid in quarterly installments and are prorated for partial quarters of board or committee service. Non-employee directors are also reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible for coverage under our health care plans at their election and at their sole expense.

Equity Compensation. Non-employee directors are eligible to receive equity-based awards under the MACOM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (as amended, our “2012 Omnibus Incentive Plan”). The equity component of our non-employee director compensation program is as follows:

•

Each of our non-employee directors is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following the date of our annual meeting of stockholders representing a number of shares of common stock having a grant date fair market value of approximately $130,000. This award vests in full on February 15 of the calendar year immediately following the calendar year of its grant, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. If a non-employee director first joins the board of directors after the annual grant for the calendar year of his or her appointment or election has been made, then he or she is granted an annual restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value equal to $130,000 pro-rated based on the number of calendar days remaining in the calendar year following such appointment or election. This award vests in full on the first February 15 following its grant date, subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan.

•

In addition to and not in lieu of the annual grant described above, when a non-employee director first joins the board of directors, he or she is granted a one-time initial restricted stock unit award (or, upon the director’s request, a restricted stock award) on the first business day following his or her appointment or election representing a number of shares of our common stock having an aggregate grant date fair market value of approximately $170,000. This award vests in three equal annual installments, with the first such vesting date being one year following whichever of February 15, May 15, August 15 or November 15 is soonest to follow the non-employee director’s date of appointment or election, in all cases subject to the non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. Such initial grants are not prorated.

In accordance with our non-employee director compensation program, on March 2, 2018 we granted each of Messrs. Bland, Chung, Daly, Ribar and Van Lunsen an annual restricted stock unit award representing 6,086 shares of our common stock for their service as directors during fiscal year 2018, which will vest in full on February 15, 2019, subject to such non-employee director’s continued service through such date and the terms of our 2012 Omnibus Incentive Plan. Our 2012 Omnibus Incentive Plan provides that the initial and annual non-employee director equity awards described above are granted automatically without the need for further action by our board of directors or the compensation committee, except that non-employee directors who beneficially own more than 25% of our common stock are not eligible to receive such automatic grants.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of January 16, 2019:

Name	Age	Position
John Ocampo	59	Chairman
John Croteau	57	President, Chief Executive Officer and Director
Robert McMullan	64	Senior Vice President and Chief Financial Officer
Dr. Alex Behfar	55	Senior Vice President and Chief Scientist, Photonics
Dr. Douglas Carlson	57	Senior Vice President and General Manager, RF & Microwave
Robert Dennehy	45	Senior Vice President, Operations
Donghyun Thomas Hwang	55	Senior Vice President, Global Sales
Vivek Rajgarhia	51	Senior Vice President and General Manager, Lightwave
Preetinder Virk	55	Senior Vice President and General Manager, Networks

For biographical information for Messrs. Ocampo and Croteau, please refer to the section entitled “Proposal 1: Election of Directors.”

Robert McMullan has served as our Senior Vice President and Chief Financial Officer since January 2014. Prior to joining us, Mr. McMullan served as founder and Chief Executive Officer of Sands Point Associates, LLC, a mergers and acquisitions advisory, fund raising and operations consultancy, since January 2011. From December 2010 to August 2011, he served as Chief Executive Officer of FA Holding, Inc., holding company of First Allied Securities, Inc., a full-service independent broker/dealer. From May 2010 to November 2010, Mr. McMullan served as Chief Financial Officer and Chief Operating Officer of Partsearch Technologies, Inc., an ecommerce electronics replacement parts company. From June 2005 to September 2009, Mr. McMullan was Chief Executive Officer of Control Point Solutions, Inc. (which was acquired by HCL Technologies, Ltd. in September 2008), a provider of voice, data and wireless telecommunications expense management services. Prior to joining Control Point Solutions, Inc., Mr. McMullan served as Chief Financial Officer of various public companies, including Conexant Systems, Inc., GlobespanVirata, Inc. and The BISYS Group, Inc. Mr. McMullan holds a B.A. in Business Administration from St. Michael’s College.

Dr. Alex Behfar has served as our Senior Vice President and Chief Scientist, Photonics, since January 2016. Previously, he served as our Senior Vice President and General Manager, Photonic Solutions, from December 2014 to January 2016. Prior to joining us, in 2000 he founded BinOptics Corporation (“BinOptics”), a provider of indium phosphide lasers for data centers, mobile backhaul, silicon photonics and access networks, and served as the Chairman and Chief Executive Officer of BinOptics from its inception through our December 2014 acquisition of BinOptics. He holds an M.S. and a Ph.D. in Electrical Engineering from Cornell University and a B.Sc. in Electrical and Electronic Engineering from King’s College, University of London.

Dr. Douglas Carlson has served as our Senior Vice President and General Manager, RF & Microwave, since October 2017. From August 2017 through September 2017, he served as our Senior Vice President, Technology, and from October 2016 through July 2017 he served as our Vice President, Technology Development. Dr. Carlson previously served as our Director of Aerospace and Defense Strategy from April 2013 through September 2016, as our Director, Aerospace and Defense Business Development from August 2012 to April 2013, and as our Chief Engineer from October 2010 to August 2012. Dr. Carlson holds a Sc.B. in Electronic Materials from Brown University and a Sc.D. in Electronic Materials from the Massachusetts Institute of Technology.

Robert Dennehy has served as our Senior Vice President, Operations, since October 2013, and prior to that had served as our Vice President, Operations, since March 2011. He previously served as Managing Director of our Cork, Ireland subsidiary from 2006 to March 2011. Prior to that Mr. Dennehy served in product management and other roles of increasing responsibility with us. Mr. Dennehy holds an Associate’s degree in Electronic Engineering and a Diploma in Business Administration from Henley Business School, London.

Donghyun Thomas Hwang has served as our Senior Vice President, Global Sales, since January 2015. From January 2002 through August 2014, Mr. Hwang held various sales positions at Hittite, including Vice President of Worldwide Sales from January 2010 to October 2013, Vice President of Asia-Pacific Sales from November 2013 to July 2014 and, following the acquisition of Hittite by ADI, Director of Asia-Pacific Sales from July 2014 to August 2014. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

Vivek Rajgarhia has served as our Senior Vice President and General Manager, Lightwave, since August 2017. Prior to that, he served as our Vice President and General Manager, Lightwave Networking Components, from October 2016 to August 2017. He previously served as our Vice President of Strategy, High Speed Networking, from May 2013 to September 2016, and as the General Manager of our optoelectronics business from April 2011 to May 2013. Prior to joining MACOM, Mr. Rajgarhia was CEO and Co-Founder of Optomai Inc., a provider of 100G optoelectronic devices, which was acquired by MACOM in April 2011. Earlier in his career, Mr. Rajgarhia held senior roles at OpNext Inc., Gigoptix, Inc., Lucent Technologies and JDS Uniphase Corporation. Mr. Rajgarhia holds a Bachelor of Electrical Engineering degree from Stevens Institute of Technology.

Preetinder Virk has served as our Senior Vice President and General Manager, Networks, since January 2017. He previously served as our Senior Vice President and General Manager, Carrier Networks, from October 2014 to January 2017, and prior to that had served as our Senior Vice President, Strategy, since December 2013. From May 2012 to December 2013, Mr. Virk served as Senior Vice President and General Manager, Communications Processing, for Mindspeed Technologies, Inc. (“Mindspeed”). From April 2009 to February 2012, Mr. Virk served as Director, Global Network Segment Marketing, for Freescale Semiconductor, Inc., a provider of embedded processing solutions for the automotive, consumer, industrial and networking markets. From October 2007 to April 2009, Mr. Virk served as Mindspeed’s Senior Vice President and General Manager, Enterprise and Consumer Premise. Mr. Virk earned a Master’s Degree in Business Administration and a Master’s Degree in Electrical Engineering from Worcester Polytechnic Institute. He also is a graduate of Thapar Institute of Engineering in India.

NAMED EXECUTIVE OFFICER COMPENSATION,

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This compensation discussion and analysis provides information about our executive compensation programs for fiscal year 2018 as they relate to the following “named executive officers,” whose compensation is presented in the tables and accompanying narratives following this discussion:

•	John Croteau, President and Chief Executive Officer

•	Robert McMullan, Senior Vice President and Chief Financial Officer

•	Robert Dennehy, Senior Vice President, Operations

•	Vivek Rajgarhia, Senior Vice President and General Manager, Lightwave

•	Preetinder Virk, Senior Vice President and General Manager, Networks

Objectives of Our Executive Compensation Programs

The compensation committee of our board of directors oversees the compensation programs covering our executive officers, including our named executive officers, under its authority as delegated by our board of directors. These compensation programs are designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

To achieve these goals, we structure our executive compensation programs to provide a competitive level of total compensation and create a strong link with our financial and business results by tying a significant portion of each executive’s compensation to the achievement of specific performance goals that we expect will increase stockholder value.

How We Set Executive Compensation

The compensation in effect for our named executive officers for fiscal year 2018 reflects a combination of individually negotiated compensation arrangements that we have entered into with certain of our named executive officers, as described below, and a total compensation program for our executive officers developed in prior periods by our compensation committee and further refined by it in fiscal year 2018 as described in more detail below. Our compensation committee annually reviews and periodically adjusts the total compensation payable to our named executive officers based on the information and factors discussed below and recommendations made by our Chief Executive Officer from time to time (other than with respect to his own compensation).

During fiscal year 2018, our compensation committee used industry total compensation data compiled by Radford, our compensation consultant, and proxy statement data as a reference in evaluating and refining our executive compensation programs. More specifically, during fiscal year 2018 our compensation committee reviewed compensation data compiled by Radford from companies with $200 million to $2.0 billion in annual revenue, which we believe are comparable to us in size, and proxy statement data gathered from the following companies that we considered similar to us in terms of business lines or in terms of potential competition for executive talent: Analogic Corporation, Cabot Microelectronics Corporation, Cavium, Inc., Cirrus Logic Inc., Cypress Semiconductor Corporation, Diodes Incorporated, Entegris, Inc., Inphi Corporation, Integrated Device Technology, Inc., IPG Photonics Corporation, MaxLinear, Inc., Microsemi Corporation, MKS Instruments, Inc., Power Integrations Inc., Rambus Inc., Semtech Corporation, Silicon Laboratories Inc., Teradyne Inc. and Xperi Corporation.

Using such industry total compensation and proxy statement data and subjective factors, such as the relative importance we place on each role within the Company, considerations of peer group equity compensation practices, internal pay equity and other factors, the compensation committee in fiscal year 2015 developed total compensation “targets” for each of our executive officer positions. The compensation committee then developed a total compensation program, primarily consisting of base salary, short-term cash incentives and long-term equity incentives, as discussed in further detail below, designed to provide each executive officer with the opportunity to realize targeted total compensation while furthering the objectives of our executive compensation programs described above. Based in part on the results of our most recent “say-on-pay” vote in 2016, in which our stockholders overwhelmingly approved our executive compensation programs, our executive compensation programs have generally been carried forward through fiscal year 2018 but refined from time to time based on the compensation committee’s review of the industry total compensation, proxy statement data and subjective factors described above, with adjustments as noted in “Elements of Compensation” below. We did not specifically benchmark the total compensation or individual components of compensation for our named executive officers in fiscal year 2018, other than for our Chief Financial Officer as described below. Based on our review of the 2015 data described above, and the Chief Financial Officer data described below, we believe that the total compensation provided to our named executive officers in fiscal year 2018 was generally below market median to market median overall assuming a “target” level of achievement against the performance targets applicable to the short-term cash incentives and long-term equity incentives granted to such named executive officers in fiscal year 2018 (discussed in more detail below), and market median to above market median overall assuming a “maximum” level of achievement against such performance targets.

Elements of Executive Compensation

Our compensation programs for our named executive officers primarily consist of the following elements:

•	base salary and benefits;

•	short-term cash incentives; and

•	long-term equity incentives.

Base Salary and Benefits

Base Salary. The base salary for each of our named executive officers for fiscal year 2018 was determined by our compensation committee and is intended to reflect each executive’s relative level of experience and responsibility. In fiscal year 2018, the compensation committee authorized a 3% increase to the base salary of our Chief Executive Officer, a 15% increase to the base salary of our Chief Financial Officer, and a 3% increase to the base salary of each of our other named executive officers, in each case, effective in April 2018. In determining these base salary increases, our compensation committee considered the industry total compensation and proxy statement data discussed above and, for our Chief Financial Officer, considered the market data report prepared by Radford comparing his compensation to chief financial officers within our peer group. Based on such considerations, our compensation committee determined that such base salary increases were appropriate to maintain competitive levels of base salary for each of these individuals.

The following table shows the annual base salaries for our named executive officers in place at the end of fiscal year 2018.

Name	Fiscal Year 2018 Annual Base Salary
John Croteau	$669,500
President and Chief Executive Officer
Robert McMullan	$402,500
Senior Vice President and Chief Financial Officer
Robert Dennehy	$360,600
Senior Vice President, Operations
Vivek Rajgarhia	$350,200
Senior Vice President and General Manager, Lightwave
Preetinder Virk	$365,167
Senior Vice President and General Manager, Networks

Benefits. We generally provide our named executive officers health and welfare benefits, including health benefits and life insurance coverage, as well as the opportunity to participate in and receive matching contributions under our 401(k) plan, in each case, on the same terms as our other salaried employees.

We believe that, in order for us to attract top executive talent, we must not be limited to those individuals residing in the Boston metropolitan area and, in some cases, must be willing to offer to pay for or reimburse an agreed upon amount of relocation, commuting, housing and other related costs. In fiscal year 2018, we made such payments and reimbursements to our Chief Financial Officer in connection with his commuting to work from a home outside the Boston metropolitan area, in the amounts set forth in the “Summary Compensation Table” below.

Short-Term Cash Incentives

During fiscal year 2018, each of our named executive officers participated in our cash incentive programs. Our cash incentive programs were comprised of two six-month performance periods within our fiscal year, with performance goals for each based on non-GAAP adjusted operating income during the period but with different threshold, target and maximum performance goals for each period, as described below. We selected adjusted operating income as the performance metric for these programs because we believe it is a driver of stockholder value. The calculation of adjusted operating income excludes the impact of accrued costs for the payment of incentives under the cash incentive program itself, as well as the effect, where applicable, of intangible amortization expense, share-based compensation costs, impairment and restructuring charges, financing and litigation costs, acquisition- and integration-related costs, equity investment gains and losses, divested business losses, production and product line exit costs and other costs and includes certain deferred revenue amounts.

Our compensation committee determined the adjusted operating income goals for each performance period based on our historic adjusted operating income, our annual business plan and sequential revenue projections. These goals were intended to be challenging, yet obtainable, and align the interests of our executives with those of our stockholders by providing for a payout only in the event of exceptional performance that it believed would result in a meaningful increase in stockholder value.

Our compensation committee determined the target and maximum cash incentive opportunities for each of our named executive officers for fiscal year 2018 based on its business judgment regarding the appropriate level of incentive opportunities to motivate and retain these executives, and to establish an appropriate “pay for performance” linkage between their total compensation and our overall financial results. In making this business judgment, the compensation committee considered each named executive officer’s historical level of incentive opportunities, each named executive officer’s respective base salary and level of incentive opportunities relative to those of our other named executive officers, the industry total compensation and proxy statement data discussed above and, for our Chief Financial Officer, the market data report prepared by Radford described above. Based on these considerations, our compensation committee maintained the cash incentive opportunities (as a percentage of base salary) for all of our named executive officers other than our Chief Financial Officer at their previously-set levels and increased the target short-term cash incentive opportunity for our Chief Financial Officer from 50% to 75% of his base salary, effective beginning in April 2018, which our compensation committee determined was appropriate to maintain a competitive level of short-term incentive compensation opportunity for him. This incentive opportunity was also subject to potential discretionary increase or reduction based on individual performance during the period. The following table shows the cash incentive opportunity of each of our named executive officers for fiscal year 2018 assuming “target” level achievement against applicable performance metrics, expressed as a percentage of each executive’s annual base salary.

Name	Fiscal Year 2018 Cash Incentive Opportunity (% of Base Salary)
John Croteau	100%
President and Chief Executive Officer
Robert McMullan*	75%
Senior Vice President and Chief Financial Officer
Robert Dennehy	50%
Senior Vice President, Operations
Vivek Rajgarhia	50%
Senior Vice President and General Manager, Lightwave
Preetinder Virk	50%
Senior Vice President and General Manager, Networks

*	Prior to April 2018, Mr. McMullan’s short-term cash incentive opportunity was 50% of his annual base salary.

First Half 2018 Program. Payments under the cash incentive program for the first half of fiscal year 2018 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended March 30, 2018:

First Half Fiscal Year 2018 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$90.8 million	$99.9 million	$113.4 million	$28.1 million

Under the first half program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $6.7 million for target performance and at $13.4 million for maximum performance. For performance falling between the threshold and target levels, the total pool would be funded at a rate of $0.736 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, a total pool would be funded at a rate of $0.496 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each named executive officer would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the first half of fiscal year 2018 (see the “Actual Performance” column in the table above), no named executive officer received a cash incentive payment for the first half of fiscal year 2018.

Second Half 2018 Program. Payments under the cash incentive program for the second half of fiscal year 2018 were based on our performance in that period as compared against the following adjusted operating income goals for the six months ended September 28, 2018:

Second Half Fiscal Year 2018 Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Operating Income	$67.8 million	$71.2 million	$81.9 million	$35.1 million

Under the second half program, if performance exceeded the threshold level, a total pool for all participating employees within the Company would be funded at $6.9 million for target performance and $13.8 million for maximum performance. For performance falling between the threshold and target levels, the total pool would be funded at a rate of $2.029 per $1.00 of adjusted operating income achieved in excess of the threshold level, and for performance falling between the target and maximum levels, the total pool would be funded at a rate of $0.645 per $1.00 of adjusted operating income achieved in excess of the target level, up to the maximum level. Each named executive officer would be eligible for a payment based on an allocated portion of this pool based on the executive’s target incentive amount, with discretionary adjustments based on individual performance. There was no set weighting assigned by the compensation committee with respect to the individual performance component of the cash incentive program.

In light of our performance for the second half of fiscal year 2018 (see the “Actual Performance” column in the table above), no named executive officer received a cash incentive payment for the second half of fiscal year 2018.

Long-Term Equity Incentives

Our long-term equity incentive program is comprised of two components: time-based equity incentives, which are provided in the form of restricted stock units and stock options, and performance-based equity incentives, which are provided in the form of performance-based restricted stock units and performance-based stock options. In fiscal year 2018, our compensation committee granted our Chief Executive Officer performance-based restricted stock units and time- and performance-based stock options and granted our other named executive officers time- and performance-based restricted stock units and performance-based stock options. The size of each award was determined by the compensation committee based on its consideration of the industry total compensation and proxy statement data described above. Prior to fiscal year 2018, our Chief Executive Officer received a mixture of time-based restricted stock units, performance-based restricted stock units and performance-based options. Our compensation committee determined that, consistent with our “pay for performance” philosophy, it was advisable to subject all stock option awards granted to our named executive officers other than our Chief Executive Officer, and a portion of the restricted stock unit awards granted to our named executive officers, in fiscal year 2018 to vesting based on the achievement of performance metrics the committee believed would increase stockholder value. For fiscal year 2018, our compensation committee chose to grant our Chief Executive Officer only performance-based restricted stock units, in addition to time- and performance-based stock options because it believed that providing 100% of his long-term equity incentives for fiscal year 2018 in the form of performance- and appreciation-based awards, which will have value only if our stock price appreciates, in the case of the stock options, or we achieve key performance goals, in the case of the performance-based restricted stock units, would further align his interests with the interests of our stockholders.

Time-Based Equity Incentives.

In fiscal year 2018, we provided each of our named executive officers, other than our Chief Executive Officer, with long-term equity incentives through the grant of restricted stock units subject to time-based vesting under our 2012 Omnibus Incentive Plan. Our compensation committee granted restricted stock units because they believe they provide a valuable retention incentive to our executives. In addition, our compensation committee believes that because restricted stock units require fewer shares to deliver the same amount of retention incentive to a given executive than a stock option award, restricted stock units also reduce the overall potential dilution to our stockholders from our equity compensation programs.

In fiscal year 2018, as part of our annual equity compensation program, we granted our Chief Financial Officer 5,919 restricted stock units, our Senior Vice President, Operations, 3,894 restricted stock units, our Senior Vice President and General Manager, Lightwave, 4,097 restricted stock units and our Senior Vice President and General Manager, Networks 3,944 restricted stock units, in each case, subject to time-based vesting based on their continued employment with us over four years. Our compensation committee approved these restricted stock unit awards based on its business judgment that they reflected an appropriate level of long-term incentive necessary to retain these executives.

In addition, during fiscal year 2018 we granted our Chief Executive Officer an additional 80,000 time-based stock options that vest based on his continued employment over four years and our Senior Vice President and General Manager, Lightwave, an additional 40,435 retention restricted stock units and our Senior Vice President and General Manager, Networks, an additional 35,000 restricted stock units that vest based on each of their continued employment over five years as a further long-term retention incentive to each of them. Our compensation committee approved these additional awards based on its business judgment that a further retention incentive for each executive was necessary to retain such executive because of the importance of each such executive to our business and approved the additional restricted stock unit awards to our Senior Vice President and General Manager, Lightwave, and our Senior Vice President and General Manager, Networks, because of the recent shift in our business mix toward the optical and photonic markets and our growth aspirations in those markets, and their significant knowledge, responsibilities and capabilities in these areas.

Performance-Based Equity Incentives.

Performance Restricted Stock Units. In addition to the time-based restricted stock unit awards described above, in fiscal year 2018, as part of our annual equity compensation program, we granted our Chief Executive Officer 35,000 restricted stock units, our Chief Financial Officer 8,878 restricted stock units, our Senior Vice President, Operations, 5,840 restricted stock units, our Senior Vice President and General Manager, Lightwave, 4,096 restricted stock units and our Senior Vice President and General Manager, Networks, 5,914 restricted stock units, in each case, subject to performance-based vesting conditions. As was the case in prior years, the performance-based restricted stock units are eligible to be earned and vest based on our non-GAAP adjusted earnings per share (“Adjusted EPS”) growth during the applicable performance period. Adjusted EPS is a non-GAAP financial metric and the calculation of Adjusted EPS excludes discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, production and product line exit costs and other costs, and includes certain deferred revenue amounts as well as certain tax items. Adjusted EPS growth was selected as the applicable performance metric for performance-based restricted stock units granted in fiscal year 2018 and prior fiscal years because our compensation committee believes that growth in Adjusted EPS is a key driver of increases in stockholder value.

The performance-based restricted stock units granted in fiscal year 2018 are divided into three equal tranches, with one tranche eligible to be earned and to vest based on our Adjusted EPS growth during fiscal year 2018, one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2018-2019 and one tranche eligible to be earned and to vest based on Adjusted EPS growth during fiscal years 2018-2020, with Adjusted EPS growth goals for performance periods spanning multiple fiscal years based on compound annual growth. For each tranche, recipients can earn between 0% to 300% of the target number of performance-based restricted stock units, depending on actual performance, with 50% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 5%), 100% of the target number of performance-based restricted stock units earned if threshold performance is achieved (Adjusted EPS growth of 10%), and 300% of the target number of performance-based restricted stock units earned if maximum performance is achieved (Adjusted EPS growth of 30%) and with straight-line interpolation between performance levels. To the extent earned, the performance-based restricted stock units will be settled in the following May, generally subject to continued employment with us through the settlement date.

Each of our named executive officers also held performance-based restricted stock units that were granted in prior fiscal years and that were eligible to vest based on Adjusted EPS growth during a performance period that included fiscal year 2018.

The Adjusted EPS growth goals for performance-based restricted stock units granted in fiscal year 2018 and granted in previous years with a performance period that included fiscal year 2018, our actual Adjusted EPS growth for the applicable performance period and the percentage of performance-based restricted stock units that were earned based on such performance, are set forth in the table below:

Fiscal Year of Grant	Performance Period (Fiscal Year(s))	Threshold (50% of Target Tranche of Performance- Based RSUs Earned)	Target (100% of Target Tranche of Performance- Based RSUs Earned)	Maximum (300% of Target Tranche of Performance- Based RSUs Earned)	Actual Performance	% of Target Tranche of Performance- Based RSUs Earned
2018	2018	5%	10%	30%	(77.6)%	—%
2017	2017-2018	5%	10%	30%	(47.8)%	—%
2016	2016-2018	5%	10%	30%	(29.5)%	—%

Performance Stock Options. In addition to the time- and performance-based restricted stock units described above, in fiscal year 2018, as part of our annual equity compensation program, we granted our Chief Executive Officer 110,000 stock options, our Chief Financial Officer 40,000 stock options, our Senior Vice President, Operations, 30,000 stock options, Senior Vice President and General Manager, Lightwave, 30,000 stock options, and our Senior Vice President and General Manager, Networks, 30,000 stock options, in each case, subject to performance-based vesting conditions. These stock options vest as to 100% of the underlying shares if the closing price for our common stock equals or exceeds $66.96 per share for a period of thirty consecutive trading days (which represented an approximate premium of 50% over the 52-week high price per share of our common stock as of the date the stock options were granted), generally subject to the executive remaining employed by us through the date such performance metric is met. Our compensation committee approved these performance-based stock options based on its business judgment that they reflected an appropriate level of long-term incentive to retain these executives and further align their compensation with the attainment of increases in stockholder value. The size of each award was determined by our compensation committee based on consideration of the factors described above.

In November 2018, our compensation committee evaluated the outstanding performance-based stock options held by each of our named executive officers in connection with its approval of fiscal year 2019 annual equity awards and determined that certain performance-based stock options did not provide adequate retention incentives to our named executive officers because the exercise prices of such options were far in excess of the value of our common stock at that time. As a result, in November 2018, as permitted under our 2012 Omnibus Incentive Plan, our compensation committee approved the cancellation of certain vested and unvested performance-based stock options held by our named executive officers with a per share exercise price of $29.80 or above in exchange for an award of performance-based restricted stock units. The performance-based restricted stock units will be eligible to vest based on the achievement of performance-based vesting conditions related to Adjusted EPS growth during the 2019, 2020 and 2021 fiscal years, generally subject to the named executive officer’s continued employment with us through the date such vesting conditions are achieved. Our compensation committee believes that these performance-based restricted stock units will better align the interests of our named executive officers with those of our stockholders, will incentivize them to achieve performance goals that we believe are important to our business and will more effectively encourage retention.

Severance Arrangements

We believe it is in our best interests and the best interests of our stockholders to encourage and reinforce the continued dedication and attention of our senior executives, and to minimize the potential for them to be distracted from performing their duties by the potential prospect of a termination of employment. Therefore, we have agreed to provide our Chief Executive Officer and our Senior Vice President and General Manager, Networks, with severance benefits as described in each executive’s employment agreement, as described below. In October 2014, following a period of heavy consolidation in our industry and with a similar motivation of keeping our executives focused on managing our business without distraction by a potential change in control, we also adopted the MACOM Technology Solutions Holdings, Inc. Change in Control Plan (as amended, the “CIC Plan”), which was subsequently amended in 2017, in which each of our named executive officers participates and which provides severance protection to plan participants in the event their employment is terminated under certain circumstances in connection with a change in control. In adopting and subsequently amending the CIC Plan, our compensation committee was motivated by a belief that the benefits of the plan were reasonable in scope and amount, would better align the interests of our executives with those of our stockholders in the context of a potential change in control and may enhance stockholder value whether or not a future change in control occurs by helping to retain those executives who are participants in this plan. See “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these potential payments.

Non-Competition Agreements

With the goal of securing the services of executives who may be key to our success for a period of time and preventing competitors from hiring such personnel away from us, from time to time we may enter into agreements where an executive agrees not to go to work for a competing enterprise for a period of time in exchange for a payment or payments from us. Mr. Croteau’s employment agreement provides for him to have certain non-solicitation and non-competition obligations to us in exchange for salary continuance payments for twelve months following termination of his employment.

Clawback Policy

In November 2018, we adopted a clawback policy that covers our current and former employees at the level of Vice President and above, including all of our named executive officers. Under the policy, if there is a restatement of our financial results due to material non-compliance with financial reporting requirements, certain cash- and equity-based incentive compensation paid or awarded to covered employees will be subject to cancellation and/or repayment, in our compensation committee’s discretion, if it was based on the erroneous financial results, was in excess of the amount that would have otherwise been paid or awarded and the employee’s conduct was a material factor in the obligation to restate the results.

Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to certain of its current and former executive officers. For taxable years beginning before January 1, 2018, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The 2017 U.S. tax reform legislation repealed the performance-based compensation exception to Section 162(m) and made certain other changes to Section 162(m), generally effective for taxable years beginning after December 31, 2017. As a result, beginning in fiscal year 2019, compensation paid to certain of our current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for transition relief applicable to legally-binding contracts that were in effect on November 2, 2017. The compensation committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, and in furtherance of that responsibility, the compensation committee has authorized and will, in its judgment, continue to authorize compensation that may otherwise be limited as to tax deductibility.

The compensation committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Say on Pay

At our 2013 annual meeting of stockholders, our stockholders approved on an advisory basis to hold future advisory votes on the compensation of our named executive officers every three years. At our 2016 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers by 97.72% of the shares voted. In light of these results, our current policy is to provide stockholders with an opportunity to vote on the compensation of our named executive officers every three years. Assuming that, in connection with our say-on-frequency vote in Proposal 3, our stockholders vote for a once every three years frequency of future votes on executive compensation, our next such vote would not occur until our 2022 annual meeting of stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Peter Chung (Chairman)

Stephen Daly

Gil Van Lunsen

2018 Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers for fiscal years 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John Croteau	2018	672,583	—	1,281,350	3,115,880	—	9,543	5,079,356
President and Chief	2017	636,539	—	2,047,276	1,308,000	218,751	9,437	4,220,002
Executive Officer	2016	611,539	—	2,604,337	1,165,000	1,024,000	9,341	5,414,217

Robert McMullan	2018	402,987	—	540,978	620,000	—	65,781	1,629,746
Senior Vice President and	2017	343,940	—	707,434	392,400	59,281	92,988	1,596,042
Chief Financial Officer	2016	333,433	—	910,067	233,000	278,725	64,192	1,819,417

Robert Dennehy	2018	362,261	—	355,875	465,000	—	4,848	1,187,984
Senior Vice President,	2017	344,606	—	626,290	327,000	59,483	6,980	1,364,360
Operations	2016	334,569	—	805,678	291,250	279,675	5,340	1,716,512

Vivek Rajgarhia	2018	351,813	—	1,701,695	465,000	—	8,857	2,527,365
Senior Vice President and
General Manager, Lightwave

Preetinder Virk	2018	366,849	—	1,640,008	465,000	—	8,888	2,480,745
Senior Vice President and	2017	348,971	—	634,219	261,600	60,236	8,772	1,313,799
General Manager, Networks

(1)

The amounts included under the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the restricted stock unit and stock option awards granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 18 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers during fiscal year 2018, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100% of target levels. The aggregate grant date fair value of such awards would be $5,555,650, $1,593,739, $1,105,531, $914,249 and $1,113,648 for Messrs. Croteau, McMullan, Dennehy, Rajgarhia and Virk, respectively, if maximum performance levels were achieved.

(2)

Represents the cash incentives earned by each named executive officer under our cash incentive programs for each fiscal year. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs for fiscal year 2018.

(3)	Consists of the following amounts for each named executive officer for fiscal year 2018:

Name	Basic Life Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Commuting Payments ($)	Tax Gross-Up Payments ($)	Total ($)
John Croteau	1,443	8,100	—	—	9,543

Robert McMullan	779	8,100	30,629(A)	26,272(B)	65,781

Robert Dennehy	779	4,068	—	—	4,848

Vivek Rajgarhia	757	8,100	—	—	8,857

Preetinder Virk	788	8,100	—	—	8,888

(A)	Represents amounts paid to Mr. McMullan in reimbursement of his commuting expenses and the actual cost incurred by us to provide lodging to Mr. McMullan near our corporate headquarters.
(B)	Represents amounts paid to Mr. McMullan in connection with tax reimbursement for the amounts noted in the Commuting Payments column.

2018 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers for the fiscal year ended September 28, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other option awards: number of securities underlying options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
John Croteau		—	669,500	1,339,000	—	—	—	—	—	—	—
	11/14/2017	—	—	—	—	—	—	—	10,924	36.61	191,754
	11/14/2017	—	—	—	—	—	—	—	69,076	36.61	1,212,526
	11/14/2017	—	—	—	—	110,000	110,000	—	—	36.61	1,711,600
	11/14/2017	—	—	—	17,500	35,000	105,000	—	—	—	1,281,350

Robert McMullan		—	301,875	603,750	—	—	—	—	—	—	—
	11/9/2017	—	—	—	—	40,000	40,000	—	—	36.56	620,000
	11/9/2017	—	—	—	4,439	8,878	26,634	—	—	—	324,580
	11/9/2017	—	—	—	—	—	—	5,919	—	—	216,398

Robert Dennehy		—	180,300	360,600	—	—	—	—	—	—	—
	11/9/2017	—	—	—	—	30,000	30,000	—	—	36.56	465,000
	11/9/2017	—	—	—	2,920	5,840	17,520	—	—	—	213,510
	11/9/2017	—	—	—	—	—	—	3,894	—	—	142,365

Vivek Rajgarhia		—	175,100	350,200	—	—	—	—	—	—	—
	11/9/2017	—	—	—	—	30,000	30,000	—	—	36.56	465,000
	11/9/2017	—	—	—	2,048	4,096	12,288	—	—	—	149,750
	11/9/2017	—	—	—	—	—	—	17,500	—	—	639,800
	11/9/2017	—	—	—	—	—	—	17,500	—	—	639,800
	5/31/2018	—	—	—	—	—	—	5,435	—	—	122,559
	11/9/2017	—	—	—	—	—	—	4,097	—	—	149,786

Preetinder Virk		—	182,584	365,167	—	—	—	—	—	—	—
	11/9/2017	—	—	—	—	30,000	30,000	—	—	36.56	465,000
	11/9/2017	—	—	—	2,957	5,914	17,742	—	—	—	216,216
	11/9/2017	—	—	—	—	—	—	3,944	—	—	144,192
	11/9/2017	—	—	—	—	—	—	17,500	—	—	639,800
	11/9/2017	—	—	—	—	—	—	17,500	—	—	639,800

(1)

Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2018 Grants of Plan-Based Awards Table represent the cash incentive award opportunities for each named executive officer under our cash incentive programs for fiscal year 2018. See “Compensation Discussion and Analysis – Short-Term Cash Incentives” for a more detailed description of these programs.

(2)

Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the 2018 Grants of Plan-Based Awards Table represent performance-based restricted stock and stock option awards granted to each named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2018. In November 2018 certain of these performance-based stock option awards were canceled in exchange for performance-based restricted stock units. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.

(3)

Amounts represent time-based restricted stock units granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2018. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.

(4)

Amounts represent time-based option awards granted to the named executive officer under our 2012 Omnibus Incentive Plan in fiscal year 2018. See “Compensation Discussion and Analysis – Long-Term Equity Incentives” for a more detailed description of these awards.

(5)

Reflects the aggregate grant date fair value of the stock option and restricted stock unit awards granted in fiscal year 2018, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the underlying valuation assumptions used to calculate grant date fair values, see Notes 2 and 18 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year ended September 28, 2018. With respect to the performance-based restricted stock unit and stock option awards granted to our named executive officers during fiscal year 2018, the aggregate grant date fair value of such awards was determined based on the probable outcome of the performance conditions associated with such awards, which was determined to be 100%. The aggregate grant date fair value of such awards would be $5,555,650, $1,593,739, $1,105,531, $914,249 and $1,113,648 for Messrs. Croteau, McMullan, Dennehy, Rajgarhia and Virk respectively, if maximum performance levels were achieved.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Messrs. Croteau, McMullan, Dennehy, Rajgarhia and Virk each have an employment agreement with the Company.

Under Mr. Croteau’s employment agreement, effective October 1, 2012, he is entitled to receive an annual base salary, which as of the end of fiscal year 2018 was $669,500, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2018 of 100% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2018 of 200% of his annual salary, in each case, subject to the achievement of applicable performance targets.

Under Mr. McMullan’s employment agreement, effective January 2, 2014, he is entitled to receive an annual base salary, which as of the end of fiscal year 2018 was $402,500, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2018 of 75% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2018 of 150% of his annual salary, in each case, subject to the achievement of applicable performance targets. The Company also reimburses Mr. McMullan for his expenses (including taxes) incurred in connection with commuting to its headquarters from a home outside the Boston metropolitan area.

Under Mr. Dennehy’s employment agreement, effective October 1, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2018 was $360,600, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2018 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2018 of 100% of his annual salary, in each case, subject to the achievement applicable performance targets.

Under Mr. Rajgarhia’s offer letter, dated April 7, 2011, he is entitled to receive an annual base salary, which as of the end of fiscal year 2018 was $350,200. Mr. Rajgarhia is also eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2018 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2018 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets.

Under Mr. Virk’s employment agreement, dated December 11, 2013, he is entitled to receive an annual base salary, which as of the end of fiscal year 2018 was $365,167, and is eligible to participate in the Company’s short-term cash incentive programs, with target short-term cash incentive opportunities in fiscal year 2018 of 50% of his annual salary and maximum short-term cash incentive opportunities in fiscal year 2018 of 100% of his annual salary, in each case, subject to the achievement of applicable performance targets.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards held by each of our named executive officers at September 28, 2018.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Unearned Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John Croteau	11/14/2017	—	10,924(3)	—	36.61	11/14/2027	—	—	—	—
	4/29/2014	80,330(4)	—	—	17.50	4/29/2024	—	—	—	—
	5/5/2015	40,000(5)	—	60,000(6)	33.66	5/5/2022	—	—	—	—
	11/13/2015	—	—	100,000(7)	32.10	11/13/2022	—	—	—	—
	11/9/2016	—	—	100,000(8)	40.25	11/9/2023	—	—	—	—
	11/14/2017	—	—	110,000(9)	36.61	11/14/2024	—	—	—	—
	11/14/2017	—	69,076(3)	—	36.61	11/14/2027	—	—	—	—
	11/9/2016	—	—	—	—	—	—	—	3,179(10)	65,487
	11/14/2017	—	—	—	—	—	—	—	11,667(11)	240,340
	5/5/2015	—	—	—	—	—	3,750(12)	77,250	—	—
	11/13/2015	—	—	—	—	—	7,377(13)	151,966	—	—
	11/9/2016	—	—	—	—	—	9,537(14)	196,462	—	—

Robert McMullan	9/3/2015	20,000(16)	—	—	29.80	9/3/2022	—	—	—	—
	11/13/2015	—	—	20,000(7)	32.10	11/13/2022	—	—	—	—
	11/9/2016	—	—	30,000(8)	40.25	11/9/2023	—	—	—	—
	11/9/2017	—	—	40,000(9)	36.56	11/9/2024	—	—	—	—
	11/9/2016	—	—	—	—	—	—	—	1,099(10)	22,629
	11/9/2017	—	—	—	—	—	—	—	2960(11)	60,966
	4/22/2015	—	—	—	—	—	1,311(12)	27,007	—	—
	11/13/2015	—	—	—	—	—	2,579(13)	53,127	—	—
	11/9/2016	—	—	—	—	—	3,296(13)	67,898	—	—
	11/9/2017	—	—	—	—	—	5,919(15)	121,931	—	—

Robert Dennehy	4/29/2014	30,000(4)	—	—	17.50	4/29/2024	—	—	—	—
	4/22/2015	10,000(5)	—	15,000(6)	34.46	4/22/2022	—	—	—	—
	11/13/2015	—	—	25,000(7)	32.10	11/13/2022	—	—	—	—
	11/9/2016	—	—	25,000(8)	40.25	11/9/2023	—	—	—	—
	11/9/2017	—	—	30,000(9)	36.56	11/9/2024	—	—	—	—
	11/9/2016	—	—	—	—	—	—	—	973(10)	20,034
	11/9/2017	—	—	—	—	—	—	—	1,947(11)	40,108
	4/22/2015	—	—	—	—	—	1,161(12)	23,917	—	—
	11/13/2015	—	—	—	—	—	2,282(13)	47,009	—	—
	11/9/2016	—	—	—	—	—	2,918(14)	60,111	—	—
	11/9/2017	—	—	—	—	—	3,894(15)	80,216	—	—

Vivek Rajgarhia	4/22/2015	10,000(5)	—	—	34.46	4/22/2022	—	—	—	—
	11/13/2015	—	—	10,000(7)	32.10	11/13/2022	—	—	—	—
	11/9/2016	—	—	20,000(8)	40.25	11/9/2023	—	—	—	—
	11/9/2017	—	—	30,000(9)	36.56	11/9/2024	—	—	—	—
	11/9/2017	—	—	—	—	—	—	—	1,366(11)	28,129
	3/23/2015	—	—	—	—	—	740(17)	15,244	—	—
	3/17/2016	—	—	—	—	—	2,270(18)	46,762	—	—
	7/20/2016	—	—	—	—	—	8,334(12)	171,680	—	—
	3/14/2017	—	—	—	—	—	3,750(19)	77,250	—	—
	11/9/2017	—	—	—	—	—	11,667(13)	240,340	—	—
	11/9/2017	—	—	—	—	—	17,500(20)	360,500	—	—
	5/31/2018	—	—	—	—	—	5,435(21)	111,961	—	—
	11/9/2017	—	—	—	—	—	4,097(15)	84,398	—	—

Preetinder Virk	4/22/2015	—	—	10,000(6)	34.46	4/22/2022	—	—	—	—
	11/13/2015	—	—	20,000(7)	32.10	11/13/2022	—	—	—	—
	4/20/2016	—	—	5,000(6)	39.50	4/20/2023	—	—	—	—
	11/9/2016	—	—	20,000(8)	40.25	11/9/2023	—	—	—	—
	11/9/2017	—	—	30,000(9)	36.56	11/9/2024	—	—	—	—
	11/9/2016	—	—	—	—	—	—	—	985(10)	20,281
	11/9/2017	—	—	—	—	—	—	—	1,972(11)	40,613
	11/9/2017	—	—	—	—	—	11,667(13)	240,340	—	—
	11/9/2017	—	—	—	—	—	17,500(20)	360,500	—	—
	4/22/2015	—	—	—	—	—	1,275(12)	26,265	—	—
	11/13/2015	—	—	—	—	—	2,003(13)	41,262	—	—
	11/9/2016	—	—	—	—	—	2,955(14)	60,873	—	—
	11/9/2017	—	—	—	—	—	3,944(15)	81,246	—	—

(1)

In November 2018 certain of the performance-based stock option awards included in this table were canceled in exchange for performance-based restricted stock units. See “Compensation Discussion and Analysis-Long-Term Equity Incentives” for more information.

(2)	Amounts based on the fair market value of our common stock of $20.60 per share, which was the closing price of our common stock on September 28, 2018 as reported on Nasdaq.

(3)

Represents a stock option that vests in equal annual installments on May 15, 2019, May 15, 2020, May 15, 2021 and May 15, 2022, generally subject to Mr. Croteau’s continuous service with us through each vesting date.

(4)	Represents a stock option that vested on January 23, 2015, the date on which our common stock first achieved a closing price of $32.55 per share as reported on Nasdaq.

(5)

Represents performance-based stock options granted to Messrs. Croteau, Dennehy and Rajgarhia. Mr. Croteau’s option partially vested on December 30, 2016, Mr. Dennehy’s option partially vested on December 30, 2016 and Mr. Rajgarhia’s option fully vested on November 9, 2017, in each case, upon the achievement of certain revenue and non-GAAP gross margin performance targets.

(6)

Represents a stock option that is eligible to vest, in whole or in part, based upon achievement of certain revenue and non-GAAP gross margin performance targets in any four consecutive fiscal quarters completed during the term of the stock option, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(7)

Represents a stock option that will vest if the closing price of our common stock equals or exceeds $64.22 per share for a period of thirty consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(8)

Represents a stock option that will vest if the closing price of our common stock equals or exceeds $66.96 per share for a period of thirty consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(9)

Represents a stock option that will vest if the closing price of our common stock equals or exceeds $98.99 per share for a period of thirty consecutive trading days, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(10)

Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2017 through 2019, and, to the extent earned based on performance, will vest on May 15, 2020, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date. Based on the level of achievement in fiscal year 2017 and 2018, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years. The portion of the award that was eligible to be earned based on fiscal year 2017-2018 performance was not earned based on fiscal 2017-2018 Adjusted EPS growth and, as a result, is not included in the table above.

(11)

Represents a performance-based restricted stock unit award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2018 and 2019 and fiscal years 2018 through 2020. To the extent earned based on Adjusted EPS growth, the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2018 and 2019 will vest on May 15, 2020 and the portion of the award that is eligible to be earned based on Adjusted EPS growth during fiscal years 2018 through 2020 will vest on May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the applicable vesting date. Based on the level of achievement in fiscal year 2018, the number of shares reported in the table has been calculated assuming that threshold performance is achieved with respect to future fiscal years. The portion of the award that was eligible to be earned based on fiscal year 2018 performance was not earned based on fiscal year 2018 Adjusted EPS growth and, as a result, is not included in the table above.

(12)	Represents a restricted stock unit award that vests on May 15, 2019, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

(13)

Represents a restricted stock unit award that vests in equal annual installments on May 15, 2019 and May 15, 2020, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(14)

Represents a restricted stock unit award that vests in equal annual installments on May 15, 2019, May 15, 2020 and May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(15)

Represents a restricted stock unit award that vests in equal annual installments May 15, 2019, May 15, 2020, May 15, 2021 and May 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(16)	Represents a restricted stock unit award that vests on February 15, 2019, generally subject to Mr. Rajgarhia’s remaining in continuous service with us through the vesting date.

(17)

Represents a restricted stock unit award that vests in equal annual installments on February 15, 2019 and February 15, 2020, generally subject to Mr. Rajgarhia’s remaining in continuous service with us through each applicable vesting date.

(18)	Represents a stock option that vested on July 26, 2017, the date that the closing price of our common stock exceeded $63.60 per share for a period of three consecutive trading days.

(19)

Represents a restricted stock unit award that vests in equal annual installments on February 15, 2019, February 15, 2020 and February 15, 2021, generally subject to Mr. Rajgarhia’s remaining in continuous service with us through each applicable vesting date.

(20)

Represents a restricted stock unit award that vests in equal annual installments on May 15, 2021 and May 15, 2022, generally subject to the named executive officer’s remaining in continuous service with us through each applicable vesting date.

(21)	Represents a restricted stock unit award that vests on May 15, 2021, generally subject to the named executive officer’s remaining in continuous service with us through the vesting date.

2018 Option Exercises and Stock Vested Table

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during the fiscal year ended September 28, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Croteau	—	—	79,275	1,826,496
Robert McMullan	—	—	29,220	673,229
Robert Dennehy	—	—	25,556	588,810
Vivek Rajgarhia	—	—	25,719	581,724
Preetinder Virk	—	—	32,629	751,772

(1)	For option awards, the value realized is based on the closing price of our common stock on the date of exercise minus the applicable exercise price.

(2)	For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Pension Benefits

We currently do not (and did not in fiscal year 2018) sponsor any defined benefit pension or other actuarial plan in which our named executive officers participate.

Nonqualified Deferred Compensation

We currently do not (and did not in fiscal year 2018) maintain any nonqualified defined contribution or other deferred compensation plan or arrangement for our named executive officers.

Potential Payments upon Termination or Change in Control

Mr. Croteau is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement) and upon a termination of employment by him for “good reason” (as defined in his employment agreement). Pursuant to Mr. Croteau’s employment agreement, if his employment is terminated by the Company other than for cause or if he resigns for good reason, he would be entitled to receive continued monthly base salary and reimbursements of the Company’s portion of medical and dental benefit premiums (subject to certain conditions) for twelve months following termination, a prorated annual bonus for the year of termination, based on actual performance, and twelve months’ accelerated vesting credit for any outstanding equity awards. In addition, Mr. Croteau’s equity awards would remain exercisable for one year following termination of employment. Mr. Croteau will be subject to non-competition and non-solicitation restrictions for the period during which he is entitled to receive salary continuation.

Mr. Virk is party to an employment agreement with the Company that provides for payments upon an involuntary termination of employment by the Company other than for “cause” (as defined in his employment agreement). Pursuant to Mr. Virk’s employment agreement, if his employment is terminated other than for cause, he would be entitled to 90 days’ prior written notice of the termination from the Company, and would receive continued monthly base salary for six months following termination (capped at $157,500 in the aggregate) and, at the Company’s option, either continued medical and dental coverage for the same period or reimbursements of his out of pocket cost for obtaining such coverage for the same period.

In addition, the CIC Plan, in which each of our named executive officers is currently a participant, provides that:

•

immediately prior to a “change in control” (as defined in the CIC Plan), subject to the terms and conditions contained in the CIC Plan, any performance-based equity awards held by a participant will be deemed earned at maximum levels of performance as of immediately prior to the change in control and become, exercisable, vested and/or payable on the later of the end of the originally applicable performance period and any further service-based vesting period relating to such award, subject to the participant’s continued employment except as set forth below;

•

if a change in control occurs and a participant’s employment is terminated by us without “cause” (as defined in the CIC Plan) or a participant resigns from employment with us for “good reason” (as defined in the CIC Plan), in each case, within 3 months prior to and in connection with the change of control or within the two-year period following the change in control, the participant will be entitled to the following payments and benefits:

o

the sum of the participant’s annual base salary and target annual bonus for the year in which the termination occurs (multiplied by 2 for Mr. Croteau and by 1.5 for Mr. McMullan), payable in a lump sum;

o

a prorated annual bonus based on the participant’s target annual bonus or, if greater and the termination of employment occurs in the second half of the applicable bonus period, the estimated actual amount of such annual bonus;

o

a lump sum amount equal to the Company’s estimate of the total cost of medical, dental and vision continuation coverage under the Company’s group health plan for the participant and his participating dependents for 24 months, in the case of Mr. Croteau, 18 months, in the case of Mr. McMullan, or 12 months, for each of the other named executive officers, in each case, increased by the amount of federal and state taxes imposed on such payments; and

o	full vesting of all outstanding equity awards held by the participant.

We will make an additional lump-sum cash payment to a CIC Plan participant if the participant becomes subject to an excise tax under Section 4999 of the Code as a result of any payment or benefit made or provided under the CIC Plan, either alone or when aggregated with any other payments or benefits. The net result of the additional payment is to place the participant in the same after-tax position as if the excise tax had not been imposed.

In the event that a participant has an existing agreement with us relating to the participant’s potential rights to severance pay, equity acceleration or benefits in connection with a change in control, such rights will be superseded by the rights of the participant under the CIC Plan with respect to any change in control occurring during the term of the CIC Plan, but such agreement otherwise will remain enforceable and in full force and effect.

In addition to the benefits provided by the CIC Plan, our performance-vesting stock options become fully vested and exercisable immediately prior to a change in control.

A summary of the potential payments that each of our named executive officers would have received upon the occurrence of these events, assuming that each triggering event occurred on September 28, 2018, for each named executive officer is set forth below.

	Involuntary Termination (1)				Involuntary Termination within Three Months Before or Twenty-Four Months Following a Change in Control (2)
Name	Severance ($)	Health Insurance Benefits ($)	Restricted Stock/ Option Awards ($)(3)	Total ($)	Severance ($)	Health Insurance Benefits ($)	Restricted Stock Unit/ Option Awards ($)(4)	Excise Tax ($)(5)	Total ($)
John Croteau(6)	669,500	24,000	218,690	912,190	3,347,500	48,000	3,830,426	—	7,225,926

Robert McMullan	—	—	—	—	1,358,438	36,000	1,249,493	—	2,643,931

Robert Dennehy	—	—	—	—	721,200	24,000	953,656	—	1,698,856

Vivek Rajgarhia	—	—	—	—	700,400	24,000	1,361,269	932,722	3,018,391

Preetinder Virk(7)	157,500	12,000	—	169,500	730,334	24,000	1,543,249	—	2,297,583

(1)

“Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in each named executive officer’s employment arrangement. For Mr. Croteau, no amount has been included in the “Severance” column in respect of a prorated bonus in fiscal 2018, because no bonus was payable for fiscal 2018 based on actual performance. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,000 per month.

(2)

All amounts listed beneath this heading represent benefits potentially payable under the CIC Plan. “Involuntary Termination” as used in this column includes involuntary termination without cause or a voluntary termination with good reason, as and to the extent provided for in the CIC Plan. Amounts listed in the “Severance” column are based on the annual base salaries and target annual bonuses in effect as of September 30, 2018 and have been calculated assuming that each named executive officer receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus. Amounts listed in the “Health/Life Insurance Benefits” column have been calculated assuming that the cost of medical, dental and vision continuation coverage under the Company’s group health plan is $2,000 per month.

(3)

Amounts are based on the fair market value of our common stock of $20.60 per share, which was the closing price of our common stock on September 28, 2018 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards held by Mr. Croteau that are scheduled to vest based on Mr. Croteau’s continued service within twelve months following September 28, 2018 vest in full. No amounts are included in respect of any stock options, which were all out-of-the-money based on the closing price of our common stock on September 28, 2018.

(4)

Amounts are based on the fair market value of our common stock of $20.60 per share, which was the closing price of our common stock on September 28, 2018 as reported on Nasdaq, and have been calculated assuming that all outstanding equity awards vest in full, with outstanding performance-based restricted stock units earned at 300% with respect to future fiscal years. No amounts are included in respect of any stock options, which were all out-of-the-money based on the closing price of our common stock on September 28, 2018.

(5)

Amounts listed represent an estimate of the additional lump-sum payment that would be payable if a named executive officer became subject to the excise tax under Section 4999 of the Code, as described above based on the assumptions described above, and further assuming that (a) all performance-based restricted stock units will be deemed earned at the maximum level of performance and will vest in full upon a qualifying termination of employment, based on a price per share equal to $20.60; (b) the full value of all equity awards so vesting will be parachute payments; (c) each of the named executive officers receives a prorated annual bonus for the year of termination of employment equal to his target annual bonus; (d) the lump sum payment equal to the estimated cost of the Company’s medical, dental and vision continuation coverage is $2,000 per month; (e) each named executive officer is subject to the maximum applicable federal and state tax rates in effect for 2018; and (f) none of the parachute payments are exempt under a special rule for reasonable compensation. Any actual entitlement to such additional lump-sum payment will be based on the facts and circumstances that exist at the time of a change in control or a termination of employment in connection with a change in control. For Mr. Virk, the additional lump-sum payment that would be payable is based on Mr. Virk’s compensation received from the Company from 2014-2017 only (and does not take in account the compensation he received from Mindspeed in 2013, which could have a material impact on the estimated amount included above).

(6)	All amounts listed for Mr. Croteau beneath the “Involuntary Termination for Other than Cause” heading represent benefits potentially payable pursuant to his employment agreement, as described above.

(7)	All amounts listed for Mr. Virk beneath the “Involuntary Termination for Other than Cause” heading represent benefits potentially payable pursuant to his employment agreement, as described above.

Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are required to disclose in this proxy statement the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees (other than our principal executive officer).

We have determined that Mr. Croteau’s annual total compensation for fiscal year 2018 was $5,079,356, as disclosed under the 2018 Summary Compensation Table above. Based on SEC rules and guidance and applying the methodology described below, we have determined that the median of the annual compensation, as described below, for all of our employees (other than our principal executive officer) for 2018 was $93,616. Accordingly, for fiscal year 2018, we estimate the ratio of our principal executive officer’s annual total compensation to the median of the total annual compensation for all of our employees (other than our principal executive officer) was approximately 54 to 1.

For purposes of determining our median employee, we selected the last day of our fiscal year, September 28, 2018, to establish our employee population. As of September 28, 2018, our employee population consisted of 1,445 employees, with 940 of these employees employed in the United States, and 505 of these employees employed in 18 other countries throughout the world, primarily in Europe, Asia, and India. As permitted by SEC rules, we excluded 50 employees in following countries under the de minimis exemption for purposes of identifying our median employee: Finland (1), France (22), Germany (4), Greece (1), Hong Kong (5), Italy (1), Netherlands (7), Philippines (2), South Korea (3) and the United Kingdom (4). As a result, for purposes of the pay ratio calculation, our employee population consisted of 1,395 employees, with 940 of these employees employed in the United States and 455 of these employees employed outside of the United States.

For purposes of identifying our median employee we used a consistently applied compensation measure consisting of base salary or wages, excluding overtime pay, for the fiscal year ending on September 28, 2018. We annualized the actual base salary or wages paid to those employees who were not employed by us for the entire fiscal year. For employees outside of the United States, we used the foreign exchange rates that were effective as of the last day of our fiscal year to convert the base salaries and wages into U.S. dollars.

Once the median employee was identified, as described above, that employee’s total annual compensation for fiscal year 2018 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our principal executive officer) in the “Total” column of the 2018 Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and is based on our records and the methodology described above. Because the SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, commonly referred to as the “say-on-pay” vote.

In accordance with Exchange Act requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation for fiscal year 2018, as disclosed in this Proxy Statement. The Company’s current policy, and the board of directors’ recommendation contained in Proposal 3, is to submit the named executive officers’ compensation to an advisory vote at its annual meeting of stockholders every three years. Assuming no change to the Company’s current policy regarding the frequency of such advisory vote, it is expected that the next “say-on-pay” vote will occur at our 2022 annual meeting of stockholders. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	attract and retain the best executive talent;

•	motivate our executives to achieve our financial and business goals; and

•	align our executives’ interests with those of our stockholders to drive increased stockholder value.

We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, which describes the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2018 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that our executive compensation strikes the appropriate balance between utilizing measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

The board of directors recommends that stockholders indicate their support for the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation but rather the overall named executive officer compensation program as described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this Proxy Statement.”

The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of Our Named Executive Officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a nonbinding, advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers as reflected in Proposal 2 above. Stockholders may indicate whether they prefer that we conduct future advisory votes on the compensation of our named executive officers every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the board of directors has determined that holding an advisory vote on the compensation of our named executive officers every three years is the most appropriate policy at this time, and recommends that future advisory votes on the compensation of our named executive officers occur every third year. Our executive compensation program is designed to create long-term value for our stockholders, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. We also believe that a vote every three years is an appropriate frequency to provide sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes. In addition, many large stockholders rely on proxy advisory firms for vote recommendations. We believe holding a triennial vote will help proxy advisory firms provide more detailed and thorough analyses and recommendations.

Finally, the board of directors believes that a triennial vote would not foreclose stockholder engagement on our compensation program during interim periods. Stockholders are able to vote on the re-election of compensation committee members to the board of directors, and are also encouraged to provide input on our compensation policies directly to the board of directors. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate their views on our compensation program.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The voting frequency option that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is nonbinding, the board of directors and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on the compensation of our named executive officers. Pursuant to the SEC’s rules, our next advisory vote on the frequency of advisory votes on the compensation of our named executive officers will occur at our 2025 annual meeting of stockholders.

The Board of Directors Recommends a Vote in favor of “3 YEARS” on the Proposal Concerning the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2019. Deloitte & Touche LLP has served as our independent public accounting firm since fiscal year 2010. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Our board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table provides information regarding the fees billed by Deloitte & Touche LLP for the fiscal years ended September 28, 2018 and September 29, 2017. All services provided by, and fees paid to, Deloitte & Touche LLP as described below were pre-approved by the audit committee in accordance with the audit committee pre-approval policy set forth below.

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$2,075,103	$1,848,500
Audit-Related Fees	—	240,000
Tax Fees	492,283	390,597
All Other Fees	2,000	2,000

Total	$2,569,386	$2,481,097

Audit Fees

This category includes the aggregate fees pertaining to fiscal years 2018 and 2017 for audit services provided by the independent registered public accounting firm or its affiliates, including for the audits of our annual consolidated financial statements, reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q, foreign statutory audits and for services rendered in connection with our other filings with the SEC.

Audit-Related Fees

Audit-related fees pertaining to fiscal year 2017 include fees for services provided in connection with certain of our mergers and acquisitions activities, including the performance of due diligence and review of a Registration Statement on Form S-4 filed with the SEC in connection with our acquisition of Applied Micro Circuits Corporation.

Tax Fees

This category includes the aggregate fees pertaining to fiscal years 2018 and 2017 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

All Other Fees

Other fees include fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://ir.macom.com/governance-documents. The audit committee also considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 27, 2019.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended September 28, 2018 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. The audit committee discussed with employees of the Company responsible for administering internal audit functions and independent registered public accounting firm the overall scope of and plans for their respective audits. The audit committee meets with the employees of the Company responsible for administering internal audit functions and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs. We also discussed significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments. Management and the Company’s internal and independent auditors also made presentations to the audit committee throughout the year on specific topics of interest, that include but are not limited to: (i) information technology systems, controls and security; (ii) critical accounting policies; (iii) the impact of new accounting guidance; (iv) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (v) compliance with Company’s Code of Conduct and Ethics; (vi) risk management initiatives and controls; (vii) significant legal matters; and (viii) insider and related party transactions.

Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting and has represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is responsible for (1) performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an independent audit of our internal control over financial reporting statements in accordance with the standards of the PCAOB based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and for expressing an opinion thereon.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche LLP their independence and considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The audit committee concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on its reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018 for filing with the SEC.

Members of the audit committee:

Geoffrey Ribar (Chairman)

Charles Bland

Stephen Daly

Gil Van Lunsen

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of December 28, 2018 for:

•	each person who we know beneficially owns more than 5% of any class of our voting securities;

•	each of our current directors or nominees;

•	each of our named executive officers as set forth in the 2018 Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 65,372,185 shares of our common stock outstanding as of December 28, 2018. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to stock options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of December 28, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage

Greater than 5% Stockholders:

John Ocampo and affiliates (1)	19,715,771	30.2%
FMR LLC (2)	9,660,787	14.8%
Capital Research Global Investors (3)	3,986,862	6.1
Ameriprise Financial, Inc. (4)	3,797,308	5.8%
The Vanguard Group (5)	3,711,604	5.7%

Directors and Named Executive Officers:

John Ocampo (1)	19,715,771	30.2%
Susan Ocampo (1)	19,715,771	30.2%
Charles Bland (6)	38,826	*
Peter Chung (7)	1,297,016	1.9%
Stephen Daly (8)	18,463	*
Geoffrey Ribar (9)	14,614	*
Gil Van Lunsen (10)	20,875	*
John Croteau (11)	268,938	*
Robert McMullan (12)	45,369	*
Robert Dennehy (13)	104,634	*
Vivek Rajgarhia (14)	45,612	*
Preetinder Virk (15)	42,180	*
All directors and executive officers as a group (15 persons) (16)	21,689,863	32.4%

*	Represents beneficial ownership of less than 1%.

(1)

Represents 19,715,771 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts.

(2)

Based solely on the Schedule 13G/A filed with the SEC on March 12, 2018 by FMR LLC (“FMR”), which indicates that FMR has sole voting power over 187,700 shares and sole dispositive power over 9,660,787 shares, Abigail P. Johnson has sole dispositive power over 9,660,787 shares and Select Semiconductors Portfolio has sole voting power over 3,448,500 shares. FMR’s address is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based solely on the Schedule 13G filed with the SEC on February 14, 2018 by Capital Research Global Investors (“Capital”), which indicates that Capital has sole voting power and sole dispositive power over 3,986,862 shares. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.

(4)

Based solely on the Schedule 13G/A jointly filed with the SEC on December 10, 2018 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), Ameriprise International Holdings GmbH (“AIHG”), Threadneedle Asset Management Holdings Sarl (“TAMH”), Threadneedle Holdings Limited (“THL”), TAM UK Holdings Limited (“TUHL”), Threadneedle Asset Management Holdings Limited (“TAMHL”), TC Financing Ltd. (“TCFL”) and Threadneedle Asset Management Limited (“TAML”) (collectively, the “AFI Reporting Persons”), which indicates that AFI has shared voting power over 3,748,219 shares and shared dispositive power over 3,797,308 shares, CMIA has shared voting power over 2,313,682 shares and shared dispositive power over 2,324,182 shares and each of AIHG, TAMH, THL, TUHL, TAMHL, TFCL and TAML have shared voting power over 1,434,537 shares and shared dispositive power over 1,473,114 shares. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. The address of CMIA is 225 Franklin St., Boston, Massachusetts 02110. The address of AIHG is Lambrigger Treuhand AG, Industriestrasse 49, 6300 Zug, Switzerland. The address of TAMH is 19 rue de Bitbourg, Luxembourg, 1273. The address of each of THL, TUHL, TAMHL, TCFL and TAML is Cannon Place, 78 Cannon Street, London, EC4N 6AG.

(5)

Based solely on the Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. (“Vanguard”), which indicates that Vanguard has sole voting power over 78,900 shares, shared voting power over 2,631 shares, sole dispositive power over 3,632,823 shares and shared dispositive power over 78,781 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Includes 10,500 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018 and 6,086 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018.

(7)

Shares beneficially owned include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,454 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit Investors I, LLC and 149 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. Summit Partners, L.P., through a two-person Investment Committee responsible for voting and investment decisions with respect to MACOM Technology Solutions Holdings, Inc. currently composed of Martin Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. Also includes 26,337 shares held by Mr. Chung, including 6,086 shares issuable within 60 days of December 28, 2018 upon the vesting and settlement of restricted stock units previously granted to Mr. Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Mr. Chung is a member of Summit Master Company, LLC, which is the general partner of Summit Partners, L.P. Accordingly, Summit Partners, L.P. and Summit Master Company, LLC may be deemed indirect beneficial owners of the shares, restricted stock units and underlying shares held in the name of Mr. Chung. Summit Partners, L.P., Summit Master Company, LLC, each of the Summit entities mentioned above and Messrs. Mannion and Chung, each disclaim beneficial ownership of the shares, restricted stock units and underlying shares held in the name of Mr. Chung except to the extent of their pecuniary interest therein. The address of each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(8)	Includes 6,086 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018.

(9)	Includes 6,086 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018.

(10)	Includes 6,086 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018.

(11)	Includes 180,330 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018.

(12)	Includes 20,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018.

(13)	Includes 55,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018.

(14)

Includes 10,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018 and 3,124 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018.

(15)	Includes 20,000 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018.

(16)

Includes 331,430 shares issuable upon the exercise of stock options that may be exercised within 60 days of December 28, 2018, 36,251 shares issuable upon vesting and settlement of restricted stock units scheduled to occur within 60 days of December 28, 2018 and 1,270,679 shares issuable upon the exercise of currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party since the beginning of our last fiscal year or will be a party in the future, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

Our fifth amended and restated certificate of incorporation and third amended and restated bylaws (“Bylaws”) limit the liability of each of our directors and provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. In addition, we have entered into separate indemnification agreements with each of our directors and certain of our officers. These agreements, among other things, provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director or officer.

Acquisition of Nitronex, LLC

In February 2014, we acquired Nitronex, LLC, f/k/a Nitronex Corporation (“Nitronex”) (the “Nitronex Acquisition”). Prior to the Nitronex Acquisition, 100% of the outstanding membership interests in Nitronex were owned by GaAs Labs (a stockholder of the Company and an affiliate of our directors, Mr. and Mrs. Ocampo). We made a cash payment to GaAs Labs of $26.1 million at the closing of the Nitronex Acquisition for all of the outstanding ownership interests of Nitronex. The purchase price included $3.9 million held on account by a third-party escrow agent pending any claims by us in connection with representation and warranties made by GaAs Labs in the Nitronex Acquisition. The indemnification period expired in August 2015, at which point all but $500,000 of the escrow fund was released to GaAs Labs and the remainder was retained by the escrow agent pending final resolution of an outstanding indemnity claim. The indemnity claim was resolved during fiscal year 2018 and the remaining escrow funds were released to GaAs Labs.

Cadence Design Systems, Inc.

Cadence provides us with certain engineering licenses on an ongoing basis. Mr. Ribar, who joined our board of directors on March 22, 2017, served as an officer of Cadence through September 30, 2017 and served as a Senior Advisor to Cadence until March 31, 2018. During fiscal year 2018, we made payments of $4.1 million to Cadence prior to March 31, 2018.

Second Amended and Restated Investor Rights Agreement

We are party to an investors’ rights agreement, as amended and restated on February 28, 2012 and further amended on May 20, 2013, February 2, 2015 and June 6, 2018 (the “IRA”), with a group of our stockholders that includes entities affiliated with Mr. and Mrs. Ocampo, who are both members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, and including certain investment funds affiliated with Summit Partners, L.P., which is affiliated with another of our directors, Mr. Chung. Subject to the terms and conditions of the IRA, these stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Policies and Procedures for Related Person Transactions

We do not currently have a formal, written policy or procedure for the review and approval of related person transactions. However, our audit committee charter provides that our audit committee is required to review and approve or ratify any related person transactions, as defined under Regulation S-K Item 404. Our code of conduct and ethics also prohibits our directors and officers from engaging in a conflict of interest transaction without disclosure to and approval from the board of directors or one of its committees. Each of the related person transactions described above was reviewed and either approved or ratified by our audit committee, and we intend to follow this practice for any future related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To our knowledge, based solely on a review of the copies of such reports and written representations from our executive officers and directors that no other reports were required, and except as otherwise disclosed in our 2018 annual proxy statement, we believe all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and beneficial holders of more than 10% of a registered class of our equity securities were timely filed since the beginning of fiscal year 2018, other than one late Form 4 filed on March 8, 2018 on behalf of Mr. Hwang to report open market purchases which, due to a clerical error on Mr. Hwang’s broker’s part, were not timely communicated to the Company. The Company addressed this matter with the broker and believes that the error has been resolved.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 100 Chelmsford Street, Lowell, Massachusetts 01851. This list will also be available at the Annual Meeting.

Stockholder Proposals for Inclusion in 2020 Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2020 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on September 18, 2019, unless the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or after February 28, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Stockholder Proposals for Presentation at 2020 Annual Meeting of Stockholders

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2020 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be received by our General Counsel at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date we first mailed our proxy materials or Notice of Internet Availability of Proxy Materials (whichever is earlier) for the prior year’s Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between November 2, 2019 and December 2, 2019. However, in the event that the 2020 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 30 days after February 28, 2020, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2020 Annual Meeting of Stockholders is made. Copies of the pertinent Bylaw provisions are available on request to the following address: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

As required by our Bylaws, any stockholder submitting a director nomination must include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws.

Consideration of Stockholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our stockholders. In the event of any stockholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates. Stockholders who wish to recommend a director nominee must submit their suggestions to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

Stockholder Communications with the Board of Directors

Stockholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – MACOM Technology Solutions Holdings, Inc.,

Attn: General Counsel, 100 Chelmsford Street, Lowell, Massachusetts 01851. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. The General Counsel will review all correspondence and will forward to the board of directors or an individual director a summary of the correspondence received and copies of correspondence that the General Counsel determines requires the attention of the board of directors or such individual director. The board of directors and any individual director may at any time request copies and review all correspondence received by the General Counsel that is intended for the board of directors or such individual director.

Delivery of Materials to Stockholders with Shared Addresses

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another such holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. Householding helps us reduce printing and postage cost associated with the distribution of proxy materials and helps to preserve natural resources. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials to you upon written or oral request. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our investor relations department by phone at (978) 656-2500, or by writing to Investor Relations, MACOM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, Massachusetts 01851.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. 100 CHELMSFORD STREET LOWELL, MA 01851

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E54757-P15825	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below for which you withhold the authority to vote.
The Board of Directors recommends you vote FOR each of the director nominees in the following proposal:
1. The election of the three Class I directors nominated by the Company’s board of directors and named in the accompanying proxy materials to serve until the 2022 Annual Meeting of Stockholders.	☐	☐	☐
Nominees:
01) Peter Chung 02) Geoffrey Ribar 03) Gil Van Lunsen

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. Advisory vote to approve the compensation paid to our Named Executive Officers.					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:				1 Year	2 Years	3 Years	Abstain

3. Advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officers.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2019.					☐	☐	☐
NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2019 Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

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E54758-P15825

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Annual Meeting of Stockholders

February 28, 2019 3:00 P.M. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Croteau and Robert McMullan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M. Eastern Time on February 28, 2019, at the Radisson Hotel located at 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If voting by mail, please sign, date and mail your proxy card back in the envelope provided as soon as possible.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side